Exhibit 99.1

PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

Release date: March 1, 2017	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION ANNOUNCES
THE ACQUISITION OF EQUATOR, LTD.

PITTSBURGH, PA, March 1, 2017 -- Matthews International Corporation (NASDAQ GSM: MATW; Matthews and/or the Company) today announced that the Company has acquired Equator, Ltd. (Equator). Equator will join the SGK Brand Solutions segment of Matthews. The transaction closed Wednesday, March 1, 2017.

Equator is a design agency with subject matter experts in grocery retail and CPG brands with the rare capability to take brands from creation to shelf under one roof, with one team. Equator has three locations, including its headquarters, in the United Kingdom and one in Chicago.

David A. Schawk, Group President, SGK Brand Solutions, stated, Equator is an important strategic acquisition for SGK. Its operating and service model aligns with SGK's future growth strategy - a strategy specifically built on the insights and needs of our clients, greatly contributing to the SGK service portfolio. Together, we believe we can extend the Equator brand to support our clients by providing a one-of-a-kind global offering and managing volume-based brand implementation."

The purchase price for Equator was £33 million (U.S. $41 million) on a cash-free, debt-free basis, subject to a working capital adjustment. Other terms of the acquisition were not immediately disclosed. Equator reported sales of approximately £21 million (U.S. $26 million) in calendar 2016 and has approximately 255 employees.

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial automation solutions. The SGK Brand Solutions segment is a leader in the delivery of brand development, activation and deployment services that help build our clients’ brands and consumers’ desire for them. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation

Exhibit 99.1

technologies and solutions. We have more than 10,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Any forward-looking statements contained in this press release are included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.